PRESS RELEASE
FOR IMMEDIATE RELEASE

Longueuil, June 30, 2006

UPDATE CAMP CAIMAN PROJECT

Cambior Inc. (TSX & AMEX: CBJ) has been informed that a joint mission of the Ministère de l’Écologie et du Développement durable ("Ministry of Environment and Sustainability") and the Ministère de l’Industrie ("Ministry of Industry") of the French Republic was mandated to review the objections raised by certain stakeholders of the Project during the public consultation process. As a consequence, the issuance of the required operating permits will not be finalized in next July as anticipated. The final report from the joint mission is expected by late September and, assuming a favourable report, Cambior anticipates receiving the required operating permits in the fourth quarter of 2006.

Mr. Louis Gignac, President and CEO of Cambior, noted: "Under the circumstances, we are confident that this initiative from the French Government will reassure all the stakeholders. We have deployed major efforts over a long period of time to ensure that our Camp Caiman Project meets or exceeds the standards established by the French Government, the European Union and mining industry best practices. We will provide our full cooperation to the appointed joint mission and participate actively in its review."

Cambior, through its wholly-owned subsidiary, CBJ-Caiman S.A.S., tabled extensive studies in support of its permit applications and the Camp Caiman Project has been the subject of several public hearings in accordance with the relevant regulations. In addition, it has held numerous information sessions with the various stakeholders to describe the Project and explain its environmental, social and economic impacts. Through the consultation process, Cambior has listened to the concerns expressed by the various parties and has benefited from such input in devising its final approach to the Project. Cambior will continue to communicate with all stakeholders to demonstrate that the Camp Caiman Project meets the highest sustainability standards for the mining industry.

Cambior is confident that the results of the joint mission’s review, in addition to the highly regulated permitting process including public inquiries and third-party expert opinions of the environmental aspects of the project will reassure the various interested parties on the environmental, social and economic impacts of the project.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior’s shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior’s warrants "CBJ.WT.C" and "CBJ.WT.D" trade on the TSX.

Caution Concerning Forward-Looking Statements

This press release contains certain "forward-looking statements", including, but not limited to, the anticipated issuance of the required permits in the fourth quarter of 2006, the successful demonstration to stakeholders that Camp Caiman meets the highest sustainability standards in the mining industry, the favourable outcome of the joint mission’s review and its reassuring effect on interested parties. Forward-looking statements express, as at the date of this press release, the Company’s plans, estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, delays or unfavourable conclusions or results of the joint mission’s review, and further requests from the authorities and other risks referred to in Cambior’s 2005 Annual Information Form filed with the Securities Commissions of all provinces in Canada, and with the United States Securities and Exchange Commission (under Form 40-F), as well as the Toronto Stock Exchange and the American Stock Exchange.

For additional information, please contact:
CAMBIOR INC.
Renmark Financial Communications
Martin Amyot	John Boidman
Manager – Investor Relations	Jason Roy
Tel.: (450) 677-0040
Toll Free in North America: 1-866-554-0554	Tel.: (514) 939-3989
Fax: (450) 677-3382	www.renmarkfinancial.com
E-mail: info@cambior.com
Website: www.cambior.com
PR-2006-12